UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 27, 2011

ALBANY INTERNATIONAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	1-10026	14-0462060
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

216 Airport Drive, Rochester, New Hampshire 03867

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (518) 445-2200

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Stock and Asset Purchase Agreement

On October 27, 2011, Albany International Corp., a Delaware corporation (“Albany” or the “Company”) entered into a Stock and Asset Purchase Agreement (the “Agreement”) with ASSA ABLOY AB, a stock company (aktiebolag) organized in Sweden (the “Buyer”) for the sale of the Company’s global Albany Door Systems (“ADS”) business. The following description of the Agreement does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith.

Under the terms of the Agreement, the Buyer will acquire Albany’s equity ownership of Albany Doors Systems GmbH in Germany, Albany Door Systems AB in Sweden, and other ADS affiliates in Germany, France, the Netherlands, Turkey, Poland, Belgium, New Zealand and other countries, as well as the remaining ADS business assets, most of which are located in the United States, Australia, China and Italy.

Under the Agreement, Albany will receive a purchase price of $130 million, subject to post-closing adjustments, based on working capital, net cash and intercompany balances. The transaction is subject to customary closing conditions, including, among others (i) the expiration or termination of the applicable Hart-Scott-Rodino waiting period and receipt of antitrust clearance under the applicable laws of Germany, Austria, Russia, Australia and New Zealand; (ii) the absence of any law or order prohibiting the transaction; (iii) the accuracy of the parties’ representations and warranties, subject to customary materiality limits and (iv) the performance by each of the parties of its covenants under the Agreement in all material respects.

Albany and the Buyer have made customary representations and warranties, and covenants in the Agreement, which will generally survive for a period of 18 months following Closing. The covenants require, among other things, that (i) Albany conduct the ADS business in the ordinary course in all material respects consistent with past practice during the interim period between the execution of the Agreement and the closing of the transaction and not engage in certain kinds of transactions or take certain actions during such interim period, and (ii) the Buyer and Albany, subject to certain limitations, use their commercially reasonable efforts to take all actions necessary to obtain all governmental and regulatory approvals. The parties have rights to indemnification for breaches of representations and warranties, subject to customary caps and deductibles, and for non-performance of their respective covenants.

The Agreement contains customary termination rights for both the Company and the Buyer. These include, subject to certain conditions, termination by (i) mutual consent of Albany and the Buyer; (ii) either party if the transaction has not closed by April 27, 2012; (iii) either party if the other party has breached or failed to perform in any material respects any of its representations or covenants, as a result of which a condition to such non-breaching party’s obligation to complete the transaction will not be met, and the breach or failure is not or cannot be cured within 30 days; and (iv) either party in the event of a governmental entity enjoining the transaction.

The Agreement has been summarized to provide security holders with information regarding its terms. It is not intended to provide any other factual information about Albany or the ADS business. The representations, warranties and covenants contained in the Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, may be subject to qualifications and limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to security holders. Security holders are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Albany or its subsidiaries or the ADS business. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in Albany’s public disclosures.

Item 8.01. Other Events.

The Company issued a news release on October 28, 2011 announcing its agreement to sell its global ADS business to the Buyer for $130 million, subject to contractual closing adjustments. The news release is attached hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.11	Stock and Asset Purchase Agreement by and between Albany International Corp. and ASSA ABLOY AB, dated as of October 27, 2011.

99.1	News Release dated October 28, 2011.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY INTERNATIONAL CORP.

By:	/s/ John B. Cozzolino
Name:	John B. Cozzolino
Title:	Chief Financial Officer and Treasurer
(Principal Financial Officer)

Date: October 31, 2011

EXHIBIT INDEX

Exhibit No.	Description
10.11	Stock and Asset Purchase Agreement by and between Albany International Corp. and ASSA ABLOY AB, dated as of October 27, 2011.

99.1	News Release dated October 28, 2011